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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Employment Agreement") originally made and entered into effective June 11, 1992 and amended and restated effective April 27, 1995 by and between Information Advantage, Inc., a Minnesota corporation ("Employer") and Richard L. Tanler ("Executive").

                                   WITNESSETH:

     WHEREAS, Employer and Executive entered into an employment contract, dated June 11, 1992 (the "Agreement"), in conjunction with the acquisition by Employer of substantially all of the assets of Information Advantage, Incorporated; and

     WHEREAS, the Employer and Executive desire to amend and restate the Agreement; and

     WHEREAS, Employer desires to continue to employ Executive in the capacity and on the terms and conditions hereinafter set forth, and Executive has agreed to accept such terms and conditions.

     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

     1. EMPLOYMENT RELATIONSHIP. Employer hereby employs Executive as the Senior Vice President, Strategic Planning and Business Development, subject to the direction of the Board of Directors of the Employer. Executive accepts such employment and agrees to devote his loyalty, skills and his full-time efforts to the conduct of the Employer's business operations.

     2. TERM OF EMPLOYMENT. Subject to SECTION 4 hereof, the term of this Employment Agreement and the performance of Executive's services shall continue under the terms hereof through April 30, 1996. In addition and subject to
SECTION 4 hereof, the employment term shall automatically extend for an additional one (1) year following the expiration of each employment year (May 1 through April 30 of each year) unless, on or before April 1 of each year, one party has notified the other party in writing that this Agreement will not be extended for an additional year. In the event of such a notification, the employment term of Executive will expire on April 30 in the year such notice is given, without further obligation for either party, except as described elsewhere in this Agreement or in any stock option agreements then in effect between the Company and Executive. The initial term and subsequent one-year terms shall be called the "Term".

     3. COMPENSATION AND BENEFITS. For all services rendered by Executive to Employer, Executive shall be compensated by Employer in accordance with the terms and conditions set forth herein:

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          3.1  BASE SALARY.  The base salary of Executive shall be determined by the Board of Directors from time to time during the Term ("Base Salary") and shall be payable in accordance with the Employer's normal payroll procedures and policies for executive employees.

          3.2 BONUS. Executive shall be entitled to a bonus only upon written action of the Board of Directors of Employer.

          3.3 FRINGE BENEFITS. Executive shall be entitled to those employee benefits as are available to all other employees of Employer, and such other benefits as determined by written action of the Board of Directors.

          3.4 EXPENSE REIMBURSEMENTS. Executive is authorized to incur reasonable expenses, including travel expense, in connection with the business of the Employer. Employer will reimburse Executive for all such reasonable expenses.

          3.5 VACATION. Executive shall be entitled to two weeks of vacation during each year of this Agreement

          3.6 STOCK OPTION PLAN. Employer is in the process of raising additional equity through an offering of convertible preferred stock, which offering Employer intends to conclude within the next three (3) months (the "Offering"). In conjunction with the Offering, the parties agree that Executive shall receive options to purchase shares of common stock in an amount such that the total number of shares of common stock that Executive is entitled to purchase pursuant to all options granted by Employer to Executive since the beginning of his employment shall be equal to 2 1/2% of the aggregate outstanding number of shares of common and preferred stock determined on a post-Offering and fully diluted basis ("Option Shares"); provided that the dollar amount of the Offering taken into account for purposes of computing the number of Option Shares shall not exceed $7,100,000, including the conversion of $2,000,000 of convertible bridge financing extended to the Company. The purchase price for each of the new Option Shares to be granted to Executive in connection with the Offering (the "New Option Shares") shall be forty-five cents ($.45). The vesting period for the Option Share shall be split as follows: (i) an option representing eighty percent (80%) of the New Option Shares shall vest over a five-year period from the date of grant; and (ii) an option representing twenty percent (20%) of the New Option Shares shall vest over a ten-year period; provided, however, in the event Employer makes an initial public offering of its common stock on or prior to May 1, 1997 (or such later time within six (6) months thereafter as Employer's underwriter suggests a postponement due to adverse stock market conditions in general) the vesting provisions for such New Option Shares shall be accelerated and such New Option Shares shall vest over a five-year period from the date of grant.

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        3.7  SPECIAL PROVISIONS RELATING TO VESTING OF OPTION SHARES.  The
     option agreements to be entered into with respect to the New Option Shares shall provide, and the existing option agreements for the grant of other non-vested Option Shares shall be amended to provide the following with respect to vesting of the Option Shares: In the event Company terminates Executive's employment without cause to be effective on or prior to December 31, 1996, or in the event notice of nonrenewal of the term of Executive's Employment Agreement is given by Company pursuant to SECTION 2 thereof, to be effective on April 30, 1996, then in either case, vesting under all of Executive's option agreements shall continue on a monthly basis through and including December, 1996.

     4. TERMINATION. Executive's employment pursuant to this Agreement shall continue for the period set forth in SECTION 2 hereof, subject to the following:

          4.1 TERMINATION FOR CAUSE. Employer may terminate Executive's employment with Employer for cause, effective upon notice in writing to the Executive. "Cause", for purposes of this Agreement, is defined as an indictment, charge or admission of a felony, fraud against Employer, misappropriation of Employer's assets or embezzlement. Upon the giving of such notice, Executive's employment shall immediately terminate.

          4.2 TERMINATION WITHOUT CAUSE OR NON-RENEWAL. Employer may terminate Executive's employment without cause at any time during the Term upon thirty (30) days' written notice to Executive. If Executive's employment is terminated without cause or if Company gives notification of non-renewal under SECTION 2, Executive shall be paid an amount equal to his then Base Salary per month at the end of each of the six (6) months immediately following the date of termination. However, such severance payments shall cease at such time as Executive obtains other employment.

          4.3 RESIGNATION. Executive may resign from his position and terminate his employment at any time upon 30 days written notice to Employer.

          4.4 DISABILITY. The determination of whether Executive has suffered a total and permanent disability ("Disability") shall be the inability of Executive to fully perform his duties hereunder for a period of 90 days or more (with any working periods of less than 15 business days not to be construed as interrupting such disability period) . Executive shall be entitled to the continuation of Base Salary and fringe benefits as provided in SECTIONS 3.1 AND 3.3 hereof through the end of such 90 day period. All determinations as to whether Executive has suffered a Disability shall be determined by the Board of Directors of Employer in its reasonable discretion.

          4.5 DEATH. In the event of Executive's death, Executive's Base Salary as provided in SECTION 3.1 shall be continued only through the end of the pay period in which Executive dies. Employer shall have no further obligations to Executive, his heirs, personal representatives or Executive's estate after the end of such period,

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     except to the extent Employer is required to continue certain fringe benefits as requested by law or the terms of the applicable fringe benefit plans in effect on the date of Executive's death.

          4.6 TERMINATION OF COMPENSATION AND BENEFITS. Except as required by law or as provided in SECTION 4.2 hereof, Executive shall not be entitled to the continuation of the Base Salary under SECTION 3.1, Bonus under
     SECTION 3.2, fringe benefits under SECTION 3.3 hereof or expense reimbursement (unless incurred in the ordinary course of business prior to termination) under SECTION 3.4 hereof, after termination of his employment hereunder.

          4.7 MATERIALS. Upon termination under SECTION 4 hereof, Executive shall return to Employer any materials and property owned by Employer, and in the event of Executive's failure to do so, Employer may, in addition to any other remedy provided by law, withhold any amounts due Executive until full compliance with this provision. If Employer believes that Executive has failed to return certain materials or property to Employer, Employer shall give the Executive notice of such materials or property with reasonable specificity. Upon receipt of such materials and property, or evidence satisfactory to Employer that Executive does not have such materials or property, Employer shall promptly forward the amounts owed Executive to Executive.

     5. COVENANT NOT TO COMPETE. During the Term and, for such period after the expiration of the Term as the Employer pays Executive an amount equal to one-half of the Executive's Base Salary at the end of the Term, but in no event longer than two (2) years after the end of the Term, Executive shall not, directly or indirectly, through an existing or to be existing corporation, unincorporated business, affiliated party, successor employer or otherwise, compete with Employer. Severance payments made to Executive pursuant to SECTION
4.2 shall be credited in full against the covenant not to compete payments specified herein. This covenant not to compete shall not prevent Executive from being employed by a division or subsidiary of an entity which is not competing with Employer where that entity has another division or subsidiary which competes with Employer provided that Executive is in no way involved with such competing division or subsidiary. Before beginning employment, Executive shall provide a copy of this Agreement to any employer of his during the two year period immediately following the end of the Term. This covenant not to compete shall apply to activities of Executive which directly or indirectly compete with Employer in the United States, the United Kingdom and any other countries in which Employer is engaged in business during the Term.

     6.   CONFIDENTIAL INFORMATION.

          6.1  DEFINITIONS.  For purposes of this Agreement:

               A. "Confidential Information" means information or material, techniques, formulas, processes or procedures, which are proprietary to Employer or designated as Confidential Information by Employer and not

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          generally known independently by non-Employer personnel, which
          Executive developed or has or may obtain knowledge of or access to through or as a result of his relationship with Employer (including, but not limited to, information conceived, originated, discovered, improved or developed in whole or in part by Executive). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing) : discoveries, ideas, inventions, concepts, technologies, computer programs and software, whether application or operating programs, and associated source and object codes, modules, components, routines, formats, files and all documentation related thereto, designs, secrets, drawings, specifications, techniques, models, data, documentation, diagrams, flow charts, research development, processes, procedures, know-how, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information. Confidential Information also includes any information described above which Executive obtains from another party (including, for example, customers or vendors of Employer) and which Employer treats as proprietary or designates as Confidential Information, whether or not owned by Employer. In the event Executive is uncertain whether any particular information constitutes Confidential Information, he will seek clarification from Employer.

               B. "Inventions" includes discoveries, improvements, techniques, models, processes, procedures, designs, diagrams and ideas (whether patentable or not).

               C. "Works" of authorship includes writings, drawings, software, and other works of authorship (whether or not they are copyrightable).

          6.2  CONFIDENTIALITY COVENANT.

               A. CONFIDENTIAL INFORMATION. Executive shall not, both during and after the end of the Term, directly or indirectly divulge, communicate, use to the detriment of Employer, or any of its affiliates, successors or assigns, or for the benefit of any other person or entity, or misuse any Confidential Information. Confidential Information shall not be used by Executive for any purpose whatsoever except as required to perform the work Employer requests under the terms of this Agreement. Employer reserves the right to demand the return of any such information at any time. Upon any termination of this Agreement, Executive shall immediately return any such information in his possession to Employer. This paragraph shall survive the termination of this Agreement indefinitely.

               B. INVENTIONS AND WORKS OF AUTHORSHIP. With respect to inventions or works of authorship, Executive shall: (i) promptly disclose to Employer in

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          writing all inventions and works of authorship which are or were conceived, made, discovered, written or created by Executive alone or jointly with someone else while employed at Employer during the Term and the two (2) year period immediately after the end of the Term, and Executive hereby assigns all rights to these inventions and works of authorship to Employer; and (ii) gives Employer all assistance it reasonably requires to perfect, protect, and use its rights to inventions and works of authorship. In particular, Executive will sign all documents, do all things, and supply all information that Employer considers necessary or desirable to transfer or record the transfer of his entire right, title and interest in inventions and works of authorship; and to enable Employer to obtain patent, copyright, or other legal protection for inventions and works of authorship. Any out-of-pocket expenses will be paid by Employer. This paragraph shall survive the termination of this Agreement indefinitely.

          6.3 EXCLUSIONS. NOTICE: Minnesota law exempts from this Employment Agreement "AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EXECUTIVE WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EXECUTIVE'S TIME, AND (1) WHICH DOES NOT RELATE (A) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (B) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EXECUTIVE FOR THE EMPLOYER." Executive does not currently claim to own or control rights in any inventions or works of authorship and will not assert any such rights against the Employer.

     7. SOLICITATION OF SUPPLIERS AND CUSTOMERS. During the Term, and for two years after the termination of this Agreement, Executive shall not directly, through an existing or to be existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, reveal the name or related information of, solicit or interfere with, or endeavor to entice from the Employer, or an affiliate of Employer, any of its suppliers or customers during the Term.

     8. SOLICITATION OF EMPLOYEES. Executive during the Term and for two years after the termination of the Term, Executive shall not directly or indirectly, through an existing or to be existing corporation, unincorporated business, affiliated party, successor employer or otherwise, solicit, hire for employment, or work with, on a part-time, consulting, advising or any other basis, any employee or independent contractor of Employer, or any of its affiliates, successors and assigns, during the Term and the two year period after the end of the Term.

     9. INJUNCTIVE RELIEF. In the event that Executive breaches this Agreement, he agrees that Employer could not be adequately compensated by money damages. In addition, Employer, or its successors and assigns, shall be entitled, in addition to any other right and


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remedy available to them, to an injunction restraining such breach or a potential breach and no bond or other security shall be required in connection therewith. Executive hereby consents to the issuance of such injunction and agrees that Employer or any of its affiliates, successors and assigns, will be irreparably harmed by Executive's breach of any provision in this Agreement. If Executive breaches any provision of this Agreement and Employer and/or any of its successors and assigns, brings an action against Executive because of the breach, Executive shall be liable to such entity(ies) for all damages, costs and expenses,, including reasonable attorneys' fees, incurred by such entity(ies) which are related to such breach or action. The damages, costs and expenses shall be paid promptly upon demand from such entity(ies).

     10. NOTICES. All notices given hereunder shall be in writing and shall be personally served or sent by registered or certified mail, return receipt requested, addressed as follows:

     To Employer:

          INFORMATION ADVANTAGE, INC.
          Attn: Larry J. Ford, President and CEO
          One Corporate Center, Suite 500
          7401 Metro Boulevard
          Edina, MN  55439

     To Executive:

          Richard L. Tanler
          10187 Phaeton Drive
          Eden Prairie, MN 55347

     11.  MISCELLANEOUS.

          11.1 COMPLETE AGREEMENT. This Employment Agreement is the entire Employment Agreement between the parties concerning the subject matter hereof and supersedes and replaces any existing arrangement between the parties hereto relating to Executive's employment. Employer and Executive hereby acknowledge that there are no other agreements regarding Executive's employment, apart from this Employment Agreement.

          11.2 NO WAIVER. No failure on the part of Employer or Executive to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by Employer or Executive preclude any other or further exercise thereof or the exercise of any other right.

          11.3 SEVERABILITY. It is further agreed and understood by the parties hereto that if any part, term or provision of this Agreement should be held unenforceable

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     in the jurisdiction in which either party seeks enforcement of the contract, it shall be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions shall govern the rights and obligations of the parties.

          11.4 GOVERNING LAW. This Employment Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to conflicts of law provisions.

          11.5 ASSIGNMENT. This Employment Agreement is personal in nature and cannot be assigned by Executive. This Employment Agreement can be assigned by Employer. The terms, conditions and covenants herein shall be binding upon the heirs and personal representatives of Executive, and the successors, assigns of Employer and any subsidiary or "affiliate" of Employer.

          11.6 REMEDIES NOT EXCLUSIVE. No remedy conferred hereunder is intended to be exclusive, and each shall be cumulative and shall be in addition to every other remedy. The election of any one or more remedies shall not constitute a waiver of any other remedy.

          11.7 TERMINATION OF EMPLOYMENT. In the event of Executive's termination of employment all obligations of Employer to Executive under this Agreement shall terminate with the exception as to the continuation of certain payments and fringe benefits as specified in SECTION 4. Executive's obligations under SECTIONS 4, 5, 6, 7, 8 AND 9 shall survive the termination of employment.

          11.8 CAPTIONS. Captions and section headings used herein are for convenience only and are not a part of this Employment Agreement, and shall not be used in construing it.


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     IN WITNESS WHEREOF, the parties have duly executed this Employment
Agreement as of the date and year first above written.


EMPLOYER:                                     INFORMATION ADVANTAGE, INC.


                                              By
                                                 -----------------------------
                                                  Larry J. Ford
                                                  Its President and Chief
                                                  Executive Officer

EXECUTIVE:
                                               -------------------------------
                                               Richard L. Tanler















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